American Physicians Capital, Inc. Adds $10 Million to 10b5-1 Stock Repurchase Plan

EAST LANSING, MI -- 12/04/2008 -- American Physicians Capital, Inc. (NASDAQ: ACAP) today announced that its Board of Directors authorized an additional $10 million to be allocated to the Company's stock repurchase plan under Rule 10b5-1.

Through December 3, 2008, the Company has repurchased 1,180,970 shares utilizing $47.2 million of equity in 2008. Since the inception of our share repurchase program in 2001, the Company has repurchased 9.2 million shares at an average price of $23.67 per share. The Company has the following outstanding share repurchase authorizations:

                                  Type of            (In thousands)
 Date Approved     Authorization Repurchase        Amount     Amount
    By Board           Year         Plan         Authorized Remaining(1)
----------------    ---------- -------------     ---------- ----------
October 29, 2007       2008      Rule 10b5-1     $   20,000 $    2,767 (2)
December 4, 2008       2008      Rule 10b5-1     $   10,000 $   10,000 (2)
February 7, 2008        NA     Discretionary (3) $   25,000 $   21,409
                                                 ---------- ----------
                                                 $   55,000 $   34,176
                                                 ========== ==========
NA = not applicable

(1) As of December 3, 2008.

(2) Amount can be rolled over into 2009

(3) All shares will be repurchased under management's discretion in the open market or in privately negotiated transactions during the
    Company's normal trading windows.

Depending on market conditions, the Company may conduct additional discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows. Any discretionary repurchases will be made under the outstanding February 2008 authorization, which has $21.4 million remaining as of today.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. These include statements concerning the continuance of discretionary repurchase transactions made during open trading windows and the expected continuation of share repurchases under the Company's Rule 10b5-1 plan. In addition, when we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, unexpected requirements for cash, including for acquisitions, changes in the Company's business prospects, the market price of the Company's stock, unexpected changes in the financial market conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Ann Storberg
Investor Relations
(517) 324-6629